Exhibit 99.1

CA Contacts: Shannon Lapierre Public Relations (631) 342-3839 shannon.lapierre@ca.com	Quest Software Contacts: Erin Jones Public Relations (949) 754-8032 erin.jones@quest.com

Olivia Bellingham Investor Relations (631) 342-4687 olivia.bellingham@ca.com	Scott Davidson Investor Relations (949) 754-8659 scott.davidson@quest.com

COMPUTER ASSOCIATES AND QUEST SOFTWARE SETTLE

INTELLECTUAL PROPERTY CLAIMS

Quest to Resume Licensing and Full Support for Quest Central for DB2

ISLANDIA, NY and IRVINE, Calif., March 24, 2005 –Computer Associates International, Inc. (NYSE: CA), one of the world’s largest management software companies, and Quest Software Inc. (Nasdaq: QSFT), a leading provider of application, database and Windows management solutions, today announced the companies have settled a lawsuit filed by CA alleging that Quest used CA proprietary information and infringed CA intellectual property rights in the development of database administration products. The agreement also resolves Quest’s counterclaims challenging the validity of certain CA copyrights. As part of the settlement, Quest has agreed to pay CA $16 million plus royalties under a non-exclusive licensing agreement. Under the agreement, Quest and CA make no admission regarding fault or liability.

The settlement also dissolves the preliminary injunction prohibiting Quest from marketing or licensing the Quest Central for DB2 line of Quest’s database management products and further releases Quest and Quest’s customers using Quest Central for DB2 from any and all claims regarding possession or use of CA’s Enterprise DBA and proprietary information.

“CA is pleased with the resolution of this dispute,” said Kenneth V. Handal, CA’s executive vice president, general counsel and corporate secretary. “We value our intellectual property rights, and it is CA’s policy to protect and defend those rights against third parties.”

“Settling this litigation underscores Quest’s commitment to our customers to stand behind our software products as well as our commitment to the importance of intellectual property rights, “ said Michael Vaughn, general counsel and secretary, Quest Software. “We felt that the opportunity to settle was best for our business and customers. By resolving this matter now, we can resume marketing and licensing our Quest Central for DB2 products and providing full support for this solution to our customers, and we will avoid the distraction, risk and expense of continued litigation.”

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 18,000 customers worldwide meet higher expectations for enterprise IT. Quest Software, headquartered in Irvine, Calif., can be found in offices around the globe and at www.quest.com.

About CA

Computer Associates International, Inc. (NYSE: CA - News), one of the world’s largest management software companies, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

© 2005 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y.11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc.

###